EXHIBIT 3.1

CERTIFICATE OF AMENDMENT OF BYLAWS OF BANK OF MARIN BANCORP

Nancy Boatright certifies that:

1.	She is the Secretary of Bank of Marin Bancorp (the “Company”).

2.	New Article II, Section 2.14 of the Bylaws of the Company, will read as follows:

2.14      Nominations of Directors.  Nominations for election to the board of directors of the corporation may be made by the board of directors or by any shareholder of the corporation’s stock entitled to vote for the election of directors.  Nominations, other than those made by or on behalf of the existing management of the corporation, shall be made in writing and shall be delivered or mailed to the chairperson of the board or chief executive officer of the corporation not less than 14 days nor more than 50 days prior to any meeting of shareholders called for the election of directors; provided, however, that if less than 21 day’s notice of the meeting is given to shareholders, such nomination shall be mailed or delivered to the chairperson of the board or chief executive officer of the corporation not later than the close of business on the seventh day following the day on which the notice of meeting was mailed.  Such notification shall contain the following information the extent known by the notifying shareholder:
(a)	The name and address of each proposed nominee;
(b)	The principal occupation of each proposed nominee;
(c)	The total number of shares of common stock of the corporation that will be voted for each proposed nominee;
(d)	The name and residence address of the notifying shareholder; and
(e)	The number of shares of common stock of the corporation owned by the notifying shareholder.

Nominations not made in accordance herewith shall, in his/her discretion, be disregarded by the chairperson of the meeting, and upon his/her instructions, the inspectors of election shall disregard all votes cast for each such nominee.

3.	The foregoing amendment of the Company’s Bylaws have been duly approved by the Board of Directors of the Company by unanimous written consent on January 4, 2011.

The undersigned declares under penalty of perjury that the matters set forth in the foregoing Certificate are true and correct of her own knowledge and that this declaration was executed on January 4, 2011 at Novato, California.

Dated: January 4, 2011	/s/ Nancy Boatright
Nancy Boatright, Secretary